Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE
July 31, 2008
Contacts: R. Martin Kelly
President and Chief Executive Officer
Magic Hat Brewing Company &
Performing Arts Center, Inc.
(802) 658-2739
INDEPENDENT BREWERS UNITED EXTENDS TENDER OFFER
TO ACQUIRE PYRAMID BREWERIES INC.
     BURLINGTON, VT, JULY 31, 2008 – PMID Merger Sub, Inc., a wholly owned subsidiary of Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc., today extended its previously announced tender offer to acquire all of the outstanding common shares of Pyramid Breweries Inc. (NASDAQ: PMID) until 12:00 midnight, New York City time, at the end of Friday, August 1, 2008. The tender offer was previously set to expire at 12:00 midnight, New York City time, at the end of July 30, 2008.
     Independent Brewers United extended the offer because all of the conditions to completion of the offer have not yet been satisfied. In particular, approvals of the transaction by certain state alcohol regulatory authorities remain pending.
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About Magic Hat Brewing Company & Performing Arts Center, Inc.
Magic Hat Brewing Company & Performing Arts Center, Inc., headquartered in Burlington, VT, is one of the largest craft brewers on the east coast, and ranks among the fastest growing companies in the category nationwide. For more information, visit www.magichat.net.
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ADVISORY
This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.
THE TENDER OFFER IS BEING MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.
The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement are available to all shareholders of PMID, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Agrium with the SEC) and the Solicitation/Recommendation Statement are also available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release because they contain important information.